U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or

               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

     BUDD                              F.                   MICHAEL
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     (Last)                            (First)              (Middle)

     31324 VIA COLINAS, #106
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                                    (Street)

     WESTLAKE VILLAGE                  CA                     91362
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   (City)                            (State)                (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     SYNTHONICS TECHNOLOGIES, INC.       SNNT
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Statement for Month/Year

     DECEMBER 1999
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5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

          CEO AND PRESIDENT
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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

================================================================================

                                                                                                 5.             6.

                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, $0.01 PAR VALUE         12/31/99       G               40,000      D      $0.00    1,735,750      D

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====================================================================================================================================

*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
OPTION TO           $0.50   7/1/96    A        300,000       7/1/99   7/1/06   COMMON    300,000          300,000    D
PURCHASE                                                                       STOCK
SHARES OF           ----------------------------------------------------------------------------------------------------------------
COMMON              $0.50   7/1/96    A        150,000       7/1/00   7/1/06   COMMON    150,000          150,000    D
STOCK                                                                          STOCK
$0.01 PAR           ----------------------------------------------------------------------------------------------------------------
VALUE OF            $1.00   12/31/97  A        378,860       12/31/97 12/31/02 COMMON    378,860          378,860    D
SYNTHONICS                                                                     STOCK
TECHNOLOGIES,       ----------------------------------------------------------------------------------------------------------------
INC.                $0.53   12/31/98  A        720,465       12/31/98 12/31/03 COMMON    720,465          720,465    D
                                                                               STOCK
                    ----------------------------------------------------------------------------------------------------------------
                    $0.20   4/30/99   A        241,548       4/30/99  4/30/04  COMMON    241,548          241,548    D
                                                                               STOCK
                    ----------------------------------------------------------------------------------------------------------------
                    $0.13   6/30/99   A        153,403       6/30/99  6/30/04  COMMON    153,403          153,403    D
                                                                               STOCK
                    ----------------------------------------------------------------------------------------------------------------
                    $0.07   9/30/99   A         72,360       9/30/99  9/30/04  COMMON     72,360           72,360    D
                                                                               STOCK
                    ----------------------------------------------------------------------------------------------------------------
                    $0.10   10/1/99   A        290,142       10/1/99  9/30/03  COMMON    290,142          290,142    D
                                                                               STOCK
                    ----------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:






The above is correct as of 12/31/99.

     /S/ F. MICHAEL BUDD                                    February 10, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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